Exhibit 24
POWER OF ATTORNEY
The undersigned does hereby constitute and appoint ROBERT F. SCHNEIDER, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in name, place and stead, to sign the Form 10-K Annual Report of Kimball International, Inc. (and each amendment thereto, if any) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, for the fiscal year ended June 30, 2018, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact full power and authority to sign such document on behalf of the undersigned and to make such filing, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the attorney-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Date: August 28, 2018

/s/ Thomas J. Tischhauser	/s/ Geoffrey L. Stringer
Thomas J. Tischhauser	Geoffrey L. Stringer

/s/ Kimberly K. Ryan	/s/ Timothy J. Jahnke
Kimberly K. Ryan	Timothy J. Jahnke

/s/ Patrick E. Connolly	/s/ Dr. Susan B. Frampton
Patrick E. Connolly	Dr. Susan B. Frampton

/s/ Kristine L. Juster
Kristine L. Juster